Exhibit 10.1

Description of Special Bonus for Richard R. Whitt, III

On May 11, 2009, the Compensation Committee of the Board of Directors of Markel Corporation awarded a $100,000 discretionary bonus payment to Richard R. Whitt, III outside of the Markel Corporation Executive Bonus Plan in recognition of Mr. Whitt’s contributions in connection with the corporation’s “One Markel” operational and information technology systems initiative.